EMPLOYMENT AGREEMENT
This Employment Agreement is effective 6th day of June, 2019 between NV5, INC., a Delaware corporation (“Company”), and Edward Codispoti (“Executive”) a resident of Florida (“Employment Agreement”).
RECITALS
Company desires to employ Executive, and Executive desires to be employed by Company, on the terms, and subject to the conditions, contained herein, and to protect NV5 and the Company’s business goodwill with Executive.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Definitions. The Company includes NV5 Global, Inc. and its subsidiaries are collectively referred to herein as the "NV5 Group".
2.Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.
3.Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Employment Agreement and, unless sooner terminated pursuant to the terms of this Employment Agreement, shall continue until the first year anniversary from the Agreement Date (the “Initial Term”). After completion of the Initial Term the Term shall continue for an additional annual Term, the Term shall continue until 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 3, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.
4.Duties, Offices.
4.1    Executive shall serve in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of his or her ability perform the duties of such position.

4.2    During the Term, Executive shall devote his or her entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

4.3    Executive may have such additional duties with respect to other segments of the business of Company and its parent, affiliates or subsidiaries (the “NV5 Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

4.4    Executive shall provide services from such location or locations as may be necessary for Executive to fulfill his or her obligations hereunder.

5.Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:
5.1    Base salary of $310,000 per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase in accordance with Company’s compensation policies, as they may be established from time to time.

5.2    Executive will be eligible for up to a one hundred percent (100%) discretionary performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid. First year bonus will be pro-rated. This bonus may include a stock component at the Company’s discretion.

5.3    Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by the Company and made available to other employees of the Company employed in the United States having responsibilities comparable to those of Executives, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, paid holidays and paid time off.
5.4    Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of his or her duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

6.Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:
6.1    the death of Executive;
6.2    if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 120 days, whether or not such days are consecutive, during any consecutive twelve-month period (“Disability”);

6.3    the termination of this Employment Agreement by Company for Cause; “Cause” meaning:

(a)default or other material breach by Executive of Executive's obligations under this Employment Agreement, including, but not limited to any failure or refusal by Executive to perform in all material respects Executive's responsibilities hereunder, other than as a result of Disability; provided that the Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;
(b)misconduct, dishonesty or insubordination;
(c)fraud, embezzlement, or any verifiable breach of Executive's fiduciary duties to the Company;
(d)use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive's obligations hereunder;
(e)commission of a felony or crime involving moral turpitude, dishonesty, theft - or fraud; or
(f)material failure by Executive to comply with applicable laws or governmental regulations with respect to the Company operations or the performance of Executive's duties.

6.4    The termination of this Employment Agreement by either party on written notice pursuant to Section 3, above. Should the Company terminate the Executive without cause, Executive shall be entitled to one (1) year severance at the then current base rate, payable as provided in Section 7.1. If Executive is terminated for Cause or voluntarily terminates, Executive will not receive the one (1) year severance.

6.5    Payments Following Termination. Upon termination of his or her employment under this Employment Agreement, except as otherwise provided in Sections 6.4 and 7.1, Company shall only be required to pay to Executive such portion of the Base Salary as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate his or her Base Salary for the period through the end of the calendar month in which such death occurs.

7.	Confidentiality; Unfair Competition.
7.1    Executive recognizes and acknowledges that the business of the Company is highly competitive and that during the course of Executive’s employment Executive shall have access to significant proprietary and confidential information belonging to the Company and the NV5 Group. Executive therefore covenants and agrees, for the duration of this Employment Agreement and at all times following its termination, not to use (other than in furtherance of the Company's business interests during the Term) or disclose any confidential proprietary information of the Company or any member of the NV5 Group, including, but not limited to patents, patent rights, inventions and intellectual property rights, techniques, know-how, trade secrets, software, technical designs, trademarks, trademark rights, tradenames, tradename rights, service marks, service mark rights, copyrights, customer and supplier lists, manufacturing processes, business plans, strategic plans, marketing information and other business and financial information of or related to the Company or members of the NV5 Group ("Information"). Executive shall retain all such Information in trust for the sole benefit of the Company. Subject to

Section 6.4, at its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice that this Section 7.1 shall apply to Executive (“NonCompetition”). The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 3 and 6.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. The period of NonCompetition will be for a period of twelve (12) months following the termination of Executive’s employment (the “Non-Competition Period”). During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged (a) anywhere in the State(s) of Florida, (b) within a 100-mile radius of any other location operated by the Company or any member of the NV5 Group at any time during the period prior to the termination of his or her employment and at which Executive provided services for the Company or any member of the NV5 Group, or (c) anywhere else in the United States providing a full range of engineering, environmental, geotechnical, construction materials testing for public agencies and private clients, and other engineering businesses, or any other business conducted by the Company or any other member of the NV5 Group for which Executive had operating responsibilities at any time during the three-year period prior to the termination of his or her employment; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Employment Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 7.1, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company.

7.2    Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

7.2.1    approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination in connection with (i) of engineering, environmental, geotechnical, construction materials testing for public agencies and private clients, or (ii) any other product or service similar to any provided by Company or any other member of the NV5 Group at the time of such termination;
7.2.2    hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the NV5 Group to leave such employment; or

7.2.3    aid, assist or counsel any other person, firm or corporation to do any of the above.
7.3    Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the NV5 Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the NV5 Group or otherwise.
7.4    All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the NV5 Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the NV5 Group designated by it. Executive shall render to Company or to any other member of the NV5 Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

7.5    Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the NV5 Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product. Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the NV5 Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

7.6    In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the NV5 Group and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 7 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 7, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Employment Agreement. The period of time during which the provisions of Section 7 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 7.

7.7    If any portion of the provisions of this Section 7 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of the Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

8.	Dispute Resolution.
8.1    Any dispute or controversy between Company and Executive relating to this Employment Agreement or relating to or arising out of Executive’s employment with Company shall be settled by binding arbitration before a single arbitrator in Broward County,
Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.
8.2    Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 7, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within Broward County, Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

9.	Miscellaneous.

9.1    Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 9.1:

If to the Company:	Richard Tong, General Counsel & Executive Vice President NV5 Global, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021
If to Executive:	Edward H. Codispoti
**************
**************

9.2    Governing Law. This Employment Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Employment Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

9.3    Severability. If any provision of this Employment Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

9.4    Entire Agreement. This Employment Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

9.5    Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 9.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Employment Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Employment Agreement shall be binding upon, and this Employment Agreement shall continue to inure to the benefit of, Executive. This Employment Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Employment Agreement by Executive shall be void.

9.6    Amendment. This Employment Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Employment Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

9.7    No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Employment Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Employment Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Employment Agreement.

9.8    Execution. This Employment Agreement may be executed in two or more counterparts and each such counterpart shall be deemed to be an original instrument, including facsimile signatures, but all such counterparts together shall constitute one and the same instrument.

9.9    Headings; Construction. The headings contained in this Employment Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Employment Agreement. The singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

9.10    Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 9.10 Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 9.10 do not interfere with Executive’s obligations to any subsequent employer.

9.11    No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Employment Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

9.12    Survival. Executive’s obligations as set forth in Section 7 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Employment Agreement.

(Signature page to follow)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

NV5, Inc.

By: /s/ Richard Tong
Name: Richard Tong
Title: Executive Vice President

Edward Codispoti

/s/ Edward Codispoti, July 8, 2019